EXHIBIT 21

              Significant Subsidiaries of PSEG Energy Holdings Inc.

    Subsidiary                   Jurisdiction of Incorporation or Organization
    ----------                   ---------------------------------------------
PSEG Resources Inc.                             New Jersey
RCMC Inc.                                       New Jersey
PSEG Global Holding Company                     Cayman Islands
PSEG Global Inc.                                New Jersey
PSEG Global USA Inc.                            New Jersey
PSEG International Inc.                         Delaware
PSEG Americas Inc.                              Delaware
PSEG Americas Ltd.                              Bermuda